Exhibit 23.1

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

We have issued our reports dated March 15, 2006, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Polymer Group, Inc. on Form 10-K for the fiscal year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Polymer Group, Inc. on Forms S-8 (File No. 333-131156, effective January 20, 2006, File No. 333-121252, effective December 14, 2004 and File No. 333-121254, effective December 14, 2004).

/s/ GRANT THORNTON LLP

Columbia, South Carolina
March 15, 2006